Exhibit 99.1

For Immediate Release	For additional information contact:

Terrence R. Thomas or Terry E. George

(614) 356-5000

Dominion Homes Reports Financial

Results for the Third Quarter of 2004

DUBLIN, Ohio – November 8, 2004 – Dominion Homes (NASDAQ:DHOM) reported revenues increased 6% to $162.6 million for the three months ended September 30, 2004. Higher costs of real estate sold and increased selling, general and administrative expenses offset the third quarter 2004 revenue gain, resulting in an 18% decline in net income compared to the third quarter of 2003.

The third quarter 2004 increase in revenues was due to the higher average price of homes delivered, which rose 10.5% compared to the same period last year. The Company delivered 820 homes during the third quarter of 2004 versus 844 homes a year ago. Included in third quarter 2004 sales and deliveries are 21 model homes, with a sales value of $3.5 million, which the Company leased back for use as sales models. Gross profit declined slightly to $36.2 million for the third quarter of 2004 from $36.7 million the prior year, while the gross profit margin declined to 22.3% of revenues from 24.0% for the third quarter of 2003. The decline in gross profit margin reflects the impact of higher building material costs and efforts by the Company to reduce its investment in inventory homes. Selling, general and administrative expenses rose $1.6 million to $21.0 million for the third quarter of 2004 compared to the third quarter of 2003, representing 12.9% and 12.7% of revenues during the third quarter of 2004 and 2003, respectively. Net income was $7.5 million, or $0.91 per diluted share for the three months ended September 30, 2004, versus $9.1 million, or $1.13 per diluted share, for the same period last year.

Revenues for the nine months ended September 30, 2004 increased 7% to $426.5 million compared to a year ago. The Company delivered 2,232 homes during the 2004 year-to-date period versus 2,177 for the same period in 2003. Gross profit for the first nine months of 2004 increased 2% to $97.2 million compared to the prior year. Selling, general and administrative expense increased 14% to $59.8 million for the nine months ended September 30, 2004, primarily due to the costs of implementing the Company’s plans for growth entering 2004, expenses directly related to testing and documentation of internal controls required by the Sarbanes-Oxley Act, and costs related to the replacement of the Company’s Chief Financial Officer. Net income was $19.2 million, or $2.34 per diluted share, for the first nine months of 2004 compared to $22.2 million, or $2.74 per diluted share, for the same period last year.

As reported on October 8, 2004, the Company sold 598 homes during the three months ended September 30, 2004, representing a sales value of $109.4 million, compared to 718 homes, representing a sales value of $131.5 million, sold during the third quarter of 2003. For the first nine months of 2004, the Company sold 2,058 homes, representing a sales value of $385.2 million, compared to 2,485 homes, representing a sales value of $444.6 million for the same period last year. The Company’s backlog on September 30, 2004 was 845 contracts with a sales value of $166.0 million, compared to 1,326 contracts with a sales value of $251.2 million on September 30, 2003. The average price of homes in backlog on September 30, 2004 was $196,450 compared to $189,400 on September 30, 2003.

According to Douglas G. Borror, Chairman and CEO of Dominion Homes, “While the third quarter has presented us with many challenges, we are still positioned to deliver the third best year in our Company’s history.”

The Company’s third quarter 2004 conference call to discuss earnings will take place at 2:00 p.m. Eastern Time on Tuesday, November 9, 2004. Interested parties may listen by accessing the Company’s website at www.dominionhomes.com, selecting any one of the Ohio or Kentucky locations and then selecting “Third Quarter Analyst’s Webcast Conference Call.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 55 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those in the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, change in demand from first time home buyers, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$162,623	$153,188	$426,476	$397,147
Cost of real estate sold	126,383	116,491	329,232	302,055

Gross profit	36,240	36,697	97,244	95,092
Selling, general and administrative	20,972	19,434	59,769	52,414

Income from operations	15,268	17,263	37,475	42,678
Interest expense	2,389	1,984	6,180	5,730

Income before income taxes	12,879	15,279	31,295	36,948
Provision for income taxes	5,377	6,142	12,116	14,758

Net income	$7,502	$9,137	$19,179	$22,190

Earnings per share
Basic	$0.94	$1.16	$2.40	$2.80

Diluted	$0.91	$1.13	$2.34	$2.74

Weighted average shares outstanding
Basic	8,008,556	7,905,076	7,981,174	7,927,934

Diluted	8,222,127	8,083,986	8,178,974	8,095,492

Consolidated Balance Sheets

	September 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$7,757	$5,025
Accounts receivable	4,000	2,533
Real estate inventories	415,446	326,809
Prepaid expenses and other	6,376	7,220
Deferred income taxes	3,374	5,781
Net property and equipment	8,012	8,774

Total assets	$444,965	$356,142

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable, banks	$190,801	$129,220
Term debt	8,951	10,958
Other liabilities	57,521	49,903

Total liabilities	257,273	190,081
Total shareholders’ equity	187,692	166,061

Total liabilities and shareholders’ equity	$444,965	$356,142

Land Inventory as of September 30, 2004

	Finished	Lots Under	Unimproved Land	Total
Land Inventory	Lots	Development	Estimated Lots	Estimated Lots
Owned by the Company:
Central Ohio	1,967	1,549	8,927	12,443
Kentucky	566	634	1,445	2,645
Controlled by the Company:
Central Ohio			6,471	6,471
Kentucky			836	836

	2,533	2,183	17,679	22,395

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